THIRD AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Third Amendment to Administrative Services Agreement (“Amendment”) is entered into by and among PACIFIC LIFE & ANNUITY COMPANY, an Arizona corporation (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A attached hereto as may be amended from time to time; and LEGG MASON INVESTOR SERVICES, LLC, a Maryland limited liability company (the “Distributor”);

WHEREAS, the parties entered into an Administrative Services Agreement dated April 3, 2007, as amended (the “Agreement”);

WHEREAS, the Distributor serves as the Distributor of shares of the Legg Mason Partners Variable Equity Trust, a Maryland Corporation and Legg Mason Partners Variable Income Trust, a Maryland Corporation (each a “Fund”, collectively the “Funds”), an open-end management investment company organized as a Maryland corporation and registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company is the issuer of variable annuity contracts and variable life insurance policies (the “Contracts”); and

WHEREAS, the Company has entered into a participation agreement, April 3, 2007, as amended (the “Participation Agreement”), with the Fund, pursuant to which the Fund has agreed to make shares of certain of its portfolios, listed in on Schedule A, as such Schedule may be amended from time to time (the “Portfolios”), available for purchase by one or more of the Company’s separate accounts or divisions thereof (each, a “Separate Account”) for Contract owners to allocate Contract value; and

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the parties agree as follows:

1.    Schedule A of this Amendment, attached hereto, supersedes and replaces in its entirety the Schedule A of the Agreement.

To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby. Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representatives as of August 1, 2015.

Company:

PACIFIC LIFE & ANNUITY COMPANY

By its authorized officer:

By: /s/ Anthony J. Dufault

Name: Anthony J. Dufault

Title: Assistant Vice President

Date: 7-27-15

Attest: /s/ Brandon J. Cage

Brandon J. Cage, Assistant Secretary

Distributor:

LEGG MASON INVESTOR SERVICES, LLC

By its authorized officer:

By: /s/ Michael P. Mattera

Name: Michael P. Mattera

Title: Director

Date: 8-4-15

SCHEDULE A

PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

Fund Trust Name	Portfolio Fund Name	Class	CUSIP	Symbol	Administrative Services Fee

Legg Mason Partners Variable Equity Trust	ClearBridge Variable Aggressive Growth Portfolio	II	52467X872	QLMGTX	bps annual compensation on assets

Legg Mason Partners Variable Equity Trust	ClearBridge Variable Mid Cap Core Portfolio	II	52467X856	QLMPTX	bps annual compensation on assets up to and including $250MM bps annual compensation on assets in excess of $250MM

Legg Mason Partners Variable Income Trust	Western Asset Variable Global High Yield Bond Portfolio	II	52467K821	QLMYTX	bps annual compensation on assets up to and including $250MM bps annual compensation on assets in excess of $250MM

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